The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated April 29, 2022

April , 2022	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Common Stock of Broadcom Inc. and the Common Stock of Adobe Inc. due May 1, 2025

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek early exit prior to maturity at a premium if, on any Review Date, the closing price of one share of each of the Reference Stocks is at or above its Call Value.
•	The earliest date on which an automatic call may be initiated is May 2, 2023.
•	Investors should be willing to forgo interest and dividend payments and be willing to accept the risk of losing some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Reference Stocks. Payments on the notes are linked to the performance of each of the Reference Stocks individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about April 29, 2022 (the “Pricing Date”) and are expected to settle on or about May 4, 2022. The Strike Value of each Reference Stock has been determined by reference to the closing price of one share of that Reference Stock on April 28, 2022 and not by reference to the closing price of one share of that Reference Stock on the Pricing Date.
•	CUSIP: 48133F4A0

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $7.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $934.20 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Reference Stocks: As specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Call Premium Amount: The Call Premium Amount with respect to each Review Date is set forth below:

•	first Review Date:	at least 32.00% × $1,000
•	second Review Date:	at least 40.00% × $1,000
•	third Review Date:	at least 48.00% × $1,000
•	fourth Review Date:	at least 56.00% × $1,000
•	fifth Review Date:	at least 64.00% × $1,000
•	sixth Review Date:	at least 72.00% × $1,000
•	seventh Review Date:	at least 80.00% × $1,000
•	eighth Review Date:	at least 88.00% × $1,000
•	final Review Date:	at least 96.00% × $1,000

(in each case, to be provided in the pricing supplement)

Call Value: With respect to each Reference Stock, 100.00% of its Strike Value

Barrier Amount: With respect to each Reference Stock, 60.00% of its Strike Value, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Strike Date: April 28, 2022

Pricing Date: On or about April 29, 2022

Original Issue Date (Settlement Date): On or about May 4, 2022

Review Dates*: May 2, 2023, July 28, 2023, October 30, 2023, January 29, 2024, April 29, 2024, July 29, 2024, October 28, 2024, January 28, 2025 and April 28, 2025 (final Review Date)

Call Settlement Dates*: May 5, 2023, August 2, 2023, November 2, 2023, February 1, 2024, May 2, 2024, August 1, 2024, October 31, 2024, January 31, 2025 and the Maturity Date

Maturity Date*: May 1, 2025

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Automatic Call:

If the closing price of one share of each Reference Stock on any Review Date is greater than or equal to its Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

Payment at Maturity:

If the notes have not been automatically called and the Final Value of each Reference Stock is greater than or equal to its Barrier Amount, you will receive the principal amount of your notes at maturity.

If the notes have not been automatically called and the Final Value of any Reference Stock is less than its Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Stock Return)

If the notes have not been automatically called and the Final Value of any Reference Stock is less than its Barrier Amount, you will lose more than 40.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Least Performing Reference Stock: The Reference Stock with the Least Performing Stock Return

Least Performing Stock Return: The lowest of the Stock Returns of the Reference Stocks

Stock Return: With respect to each Reference Stock,

(Final Value – Strike Value)
Strike Value

Strike Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Strike Date, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement. The Strike Value of each Reference Stock is not the closing price of one share of that Reference Stock on the Pricing Date.

Final Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the final Review Date

Stock Adjustment Factor: With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set equal to 1.0 on the Strike Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.

PS-1 | Structured Investments Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Common Stock of Broadcom Inc. and the Common Stock of Adobe Inc.

Key Terms Relating to the Reference Stocks

Reference Stock	Bloomberg Ticker Symbol	Strike Value	Interest Barrier / Trigger Value
Common stock of Advanced Micro Devices, Inc., par value $0.01 per share	AMD	$89.64	$53.784
Common stock of Broadcom Inc., par value $0.001 per share	AVGO	$578.94	$347.364
Common stock of Adobe Inc., par value $0.0001 per share	ADBE	$410.53	$246.318

How the Notes Work

Payment upon an Automatic Call

Payment at Maturity If the Notes Have Not Been Automatically Called

Call Premium Amount

The table below illustrates the hypothetical Call Premium Amount per $1,000 principal amount note for each Review Date based on the minimum Call Premium Amounts set forth under “Key Terms — Call Premium Amount” above. The actual Call Premium Amounts will

PS-2 | Structured Investments Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Common Stock of Broadcom Inc. and the Common Stock of Adobe Inc.

be provided in the pricing supplement and will not be less than the minimum Call Premium Amounts set forth under “Key Terms — Call Premium Amount.”

Review Date	Call Premium Amount
First	$320.00
Second	$400.00
Third	$480.00
Fourth	$560.00
Fifth	$640.00
Sixth	$720.00
Seventh	$800.00
Eighth	$880.00
Final	$960.00

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Reference Stocks, assuming a range of performances for the hypothetical Least Performing Reference Stock on the Review Dates. Each hypothetical payment set forth below assumes that the closing price of one share of each Reference Stock that is not the Least Performing Reference Stock on each Review Date is greater than or equal to its Call Value (and therefore its Barrier Amount).

In addition, the hypothetical payments set forth below assume the following:

•	a Strike Value for the Least Performing Reference Stock of $100.00;
•	a Call Value for the Least Performing Reference Stock of $100.00 (equal to 100.00% of its hypothetical Strike Value);
•	a Barrier Amount for the Least Performing Reference Stock of $60.00 (equal to 60.00% of its hypothetical Strike Value); and
•	the Call Premium Amounts are equal to the minimum Call Premium Amounts set forth under “Key Terms — Call Premium Amount” above.

The hypothetical Strike Value of the Least Performing Reference Stock of $100.00 has been chosen for illustrative purposes only and does not represent the actual Strike Value of any Reference Stock. The actual Strike Value of each Reference Stock is the closing price of one share of that Reference Stock on the Strike Date and is specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement. For historical data regarding the actual closing prices of one share of each Reference Stock, please see the historical information set forth under “The Reference Stocks” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the first Review Date.

Date	Closing Price of One Share of Least Performing Reference Stock
First Review Date	$105.00	Notes are automatically called
	Total Payment	$1,320.00 (32.00% return)

Because the closing price of one share of each Reference Stock on the first Review Date is greater than or equal to its Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,320.00 (or $1,000 plus the Call Premium Amount applicable to the first Review Date), payable on the applicable Call Settlement Date. No further payments will be made on the notes.

PS-3 | Structured Investments Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Common Stock of Broadcom Inc. and the Common Stock of Adobe Inc.

Example 2 — Notes are automatically called on the final Review Date.

Date	Closing Price of One Share of Least Performing Reference Stock
First Review Date	$90.00	Notes NOT automatically called
Second Review Date	$75.00	Notes NOT automatically called
Third through Eighth Review Dates	Less than Call Value	Notes NOT automatically called
Final Review Date	$220.00	Notes are automatically called
	Total Payment	$1,960.00 (96.00% return)

Because the closing price of one share of each Reference Stock on the final Review Date is greater than or equal to its Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,960.00 (or $1,000 plus the Call Premium Amount applicable to the final Review Date), payable on the applicable Call Settlement Date, which is the Maturity Date.

Example 3 — Notes have NOT been automatically called and the Final Value of the Least Performing Reference Stock is greater than or equal to its Barrier Amount.

Date	Closing Price of One Share of Least Performing Reference Stock
First Review Date	$80.00	Notes NOT automatically called
Second Review Date	$75.00	Notes NOT automatically called
Third through Eighth Review Dates	Less than Call Value	Notes NOT automatically called
Final Review Date	$70.00	Notes NOT automatically called; Final Value of Least Performing Reference Stock is greater than or equal to Barrier Amount
	Total Payment	$1,000.00 (0.00% return)

Because the notes have not been automatically called and the Final Value of the Least Performing Reference Stock is greater than or equal to its Barrier Amount, the payment at maturity, for each $1,000 principal amount note, will be $1,000.00.

Example 4 — Notes have NOT been automatically called and the Final Value of the Least Performing Reference Stock is less than its Barrier Amount.

Date	Closing Price of One Share of Least Performing Reference Stock
First Review Date	$80.00	Notes NOT automatically called
Second Review Date	$70.00	Notes NOT automatically called
Third through Eighth Review Dates	Less than Call Value	Notes NOT automatically called
Final Review Date	$50.00	Notes NOT automatically called; Final Value of Least Performing Reference Stock is less than Barrier Amount
	Total Payment	$500.00 (-50.00% return)

Because the notes have not been automatically called, the Final Value of the Least Performing Reference Stock is less than its Barrier Amount and the Least Performing Stock Return is -50.00%, the payment at maturity will be $500.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-50.00%)] = $500.00

PS-4 | Structured Investments Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Common Stock of Broadcom Inc. and the Common Stock of Adobe Inc.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Value of any Reference Stock is less than its Barrier Amount, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Reference Stock is less than its Strike Value. Accordingly, under these circumstances, you will lose more than 40.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO ANY CALL PREMIUM AMOUNT PAID ON THE NOTES,

regardless of any appreciation of any Reference Stock, which may be significant. You will not participate in any appreciation of any Reference Stock.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF ONE SHARE OF EACH REFERENCE STOCK —

Payments on the notes are not linked to a basket composed of the Reference Stocks and are contingent upon the performance of each individual Reference Stock. Poor performance by any of the Reference Stocks over the term of the notes may result in the notes not being automatically called on a Review Date, may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by any other Reference Stock.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING REFERENCE STOCK.
•	THE BENEFIT PROVIDED BY THE BARRIER AMOUNT MAY TERMINATE ON THE FINAL REVIEW DATE —

If the Final Value of any Reference Stock is less than its Barrier Amount and the notes have not been automatically called, the benefit provided by the Barrier Amount will terminate and you will be fully exposed to any depreciation of the Least Performing Reference Stock.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	THE NOTES DO NOT PAY INTEREST.
PS-5 | Structured Investments Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Common Stock of Broadcom Inc. and the Common Stock of Adobe Inc.

•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO ANY REFERENCE STOCK.
•	THE RISK OF THE CLOSING PRICE OF ONE SHARE OF A REFERENCE STOCK FALLING BELOW ITS BARRIER AMOUNT IS GREATER IF THE PRICE OF ONE SHARE OF THAT REFERENCE STOCK IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Call Premium Amounts.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

PS-6 | Structured Investments Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Common Stock of Broadcom Inc. and the Common Stock of Adobe Inc.

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Reference Stocks. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Reference Stocks

•	NO AFFILIATION WITH ANY REFERENCE STOCK ISSUER —

We have not independently verified any of the information about any Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into each Reference Stock and its issuer. We are not responsible for any Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	LIMITED TRADING HISTORY WITH RESPECT TO THE COMMON STOCK OF BROADCOM INC. —

After the close of market trading on April 4, 2018, Broadcom Inc. and Broadcom Pte. Ltd. (formerly known as Broadcom Limited), a Singapore company, completed a statutory scheme of arrangement under Singapore law pursuant to which Broadcom Pte. Ltd. became a wholly owned subsidiary of Broadcom Inc. Broadcom Inc. is the successor to Broadcom Pte. Ltd. The common stock of Broadcom Inc. commenced trading on The NASDAQ Stock Market on April 5, 2018 and therefore has limited historical performance. Accordingly, historical information for the common stock of Broadcom Inc. is available only since that date. Past performance should not be considered indicative of future performance.

•	THE ANTI-DILUTION PROTECTION FOR EACH REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY —

The calculation agent will not make an adjustment in response to all events that could affect a Reference Stock. The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

PS-7 | Structured Investments Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Common Stock of Broadcom Inc. and the Common Stock of Adobe Inc.

The Reference Stocks

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. We obtained the closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on April 28, 2022
Common stock of Advanced Micro Devices, Inc., par value $0.01 per share	AMD	The NASDAQ Stock Market	001-07882	$89.64
Common stock of Broadcom Inc., par value $0.001 per share	AVGO	The NASDAQ Stock Market	001-38449	$578.94
Common stock of Adobe Inc., par value $0.0001 per share	ADBE	The NASDAQ Stock Market	000-15175	$410.53

According to publicly available filings of the relevant Reference Stock issuer with the SEC:

•	Advanced Micro Devices, Inc. is a global semiconductor company, primarily offering x86 microprocessors, as standalone devices or as incorporated into an accelerated processing unit, chipsets, discrete and integrated graphics processing units (“GPUs”), data center and professional GPUs and development services; and server and embedded processors, semi-custom System-on-Chip products, development services and technology for game consoles. Advanced Micro Devices, Inc. also sells or licenses portions of its intellectual property portfolio.
•	Broadcom Inc. designs, develops and supplies a range of semiconductor and infrastructure software solutions. Broadcom Inc. is the successor to Broadcom Pte. Ltd. (formerly known as Broadcom Limited). After the close of market trading on April 4, 2018, Broadcom Inc. and Broadcom Pte. Ltd., a Singapore company, completed a statutory scheme of arrangement under Singapore law pursuant to which Broadcom Pte. Ltd. became a wholly owned subsidiary of Broadcom Inc.
•	Adobe Inc. is a software company that offers a line of products and services for creating, managing, delivering, measuring, optimizing, engaging and transacting with content and experiences across personal computers, devices and media.

Historical Information

The following graphs set forth the historical performance of each Reference Stock (other than the common stock of Broadcom Inc.) based on the weekly historical closing prices of one share of that Reference Stock from January 6, 2017 through April 22, 2022 and the historical performance of the ordinary shares of Broadcom Pte. Ltd. based on the weekly historical closing prices of one ordinary share of Broadcom Pte. Ltd. from January 6, 2017 through March 30, 2018 and the historical performance of the common stock of Broadcom Inc. based on the weekly historical closing prices of one share of the common stock of Broadcom Inc. from April 6, 2018 through April 22, 2022. The common stock of Broadcom Inc. commenced trading on The NASDAQ Stock Market under the ticker symbol “AVGO” on April 5, 2018 and therefore has limited historical performance. Prior to April 5, 2018, the ordinary shares of Broadcom Pte. Ltd. traded on The NASDAQ Stock Market under the ticker symbol “AVGO.” The closing prices above and below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical closing prices of one share of each Reference Stock (or the ordinary shares of Avago Technologies Limited or the ordinary shares of Broadcom Pte. Ltd.) should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of any Reference Stock on any Review Date. There can be no assurance that the performance of the Reference Stocks will result in the return of any of your principal amount.

PS-8 | Structured Investments Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Common Stock of Broadcom Inc. and the Common Stock of Adobe Inc.

†The vertical dotted line indicates April 5, 2018. In the graph, the performance to the left of the vertical dotted line reflects the ordinary shares of Broadcom Pte. Ltd. and the performance to the right of the vertical dotted line reflects the performance of the common stock of Broadcom Inc.

PS-9 | Structured Investments Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Common Stock of Broadcom Inc. and the Common Stock of Adobe Inc.

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application

PS-10 | Structured Investments Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Common Stock of Broadcom Inc. and the Common Stock of Adobe Inc.

of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices

PS-11 | Structured Investments Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Common Stock of Broadcom Inc. and the Common Stock of Adobe Inc.

of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-12 | Structured Investments Review Notes Linked to the Least Performing of the Common Stock of Advanced Micro Devices, Inc., the Common Stock of Broadcom Inc. and the Common Stock of Adobe Inc.